Exhibit 10(b)

THE VALSPAR CORPORATION
DEFERRED COMPENSATION PLAN FOR
RICHARD M. ROMPALA
(Restated January 1, 2005)

ARTICLE 1.   Establishment and Purpose

        1.1.     Establishment.   The Valspar Corporation (the “Company”) hereby establishes, effective as of December 10, 2002, (the “Effective Date”) an unfunded deferred compensation plan to be known as The Valspar Corporation Deferred Compensation Plan (the “Plan”) for Richard M. Rompala (the “Participant”).

        1.2.     Purpose.   The Plan is established and is intended as an unfunded plan to be maintained for the purpose of providing deferred compensation to the Participant, and as such the Plan is intended to be exempt from the relevant requirements of Title I of the Employee Income Retirement Security Act of 1974, as amended, and regulations promulgated thereunder (“ERISA”). The Plan is not intended to satisfy the qualification requirements of Section 401 of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder (the “Code”). This Plan is restated effective as of January 1, 2005 to comply with the requirements of Section 409A of the Code and IRS guidance issued thereunder.

ARTICLE 2.   Definitions

        2.1.     Definitions.   Whenever used herein, the following terms shall have the respective meanings set forth below and, when intended, such terms shall be capitalized.

a.	“Company” means The Valspar Corporation, a Delaware corporation, or any successor thereto as provided in Article 8 herein.

b.	“Deferred Compensation Account” means the accounting entry on the financial records of the Company representing the liability for the accumulated contributions pursuant to Section 5.1 and the interest credited pursuant to Section 5.2.

c.	“Disability” means the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

d.	“Interest Rate Credit” means, for the period December 10, 2002 through December 31, 2003, 4.6%; thereafter, for each subsequent Plan Year, Interest Rate Credit means 100% of the annual long-term applicable federal rate in effect for January of that Plan Year.

e.	“Plan Year” means, for the first year of the Plan, the period from the Effective Date through December 31, 2002. Thereafter, Plan Year means the consecutive twelve-month period beginning each January 1 and ending December 31.

f.	“Spouse” means Jean Rompala, the Participant’s wife.

        2.2.     Gender and Number.   Except when otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

ARTICLE 3.   Administration

        3.1.     The Committee.   The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company.

        3.2.     Authority of the Committee.   Subject to the provisions herein, the Committee shall have the full power to amend the Plan at any time (subject to Article 7 herein), to construe and interpret the Plan, and to make any other determination that may be necessary or advisable for the Plan’s administration.

        3.3.     Decisions Binding.   All determinations and decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, including the Company, its employees, the Participant, and his estate and beneficiaries.

        3.4     Named Fiduciary.   The Company shall be the named fiduciary of the Plan.

ARTICLE 4.   Vesting and Events of Payment

        4.1     Vesting.   The Participant shall be fully vested in the Deferred Compensation Account as of March 1, 2005.

        4.2     Event of Payment.   The Participant shall be entitled to payment of the Participant’s Deferred Compensation Account upon the earliest of the following events:

a.	The Participant incurs a “separation from service” with the Company, as defined in Section 409A of the Code and guidance issued thereunder;

b.	The Participant’s death; or

c.	The Participant’s Disability prior to his separation from service with the Company.

ARTICLE 5.   Deferred Compensation Account and Payment

        5.1     Company Contributions to the Deferred Compensation Account.   On the Effective Date and for each year thereafter that the Participant is actively employed as the Chief Executive Officer of the Company on the date options are otherwise granted pursuant to the Company’s Key Employee Annual Bonus Plan, in lieu of any grant of options under such Annual Bonus Plan for that year, Valspar will credit to the Participant’s Deferred Compensation Account under this Plan an amount equal to 90% of the Participant’s then current annual base salary from the Company. From time to time, the Company may, in the sole discretion of the Committee, make contributions to the Participant’s Deferred Compensation Account in addition to the contributions described in the preceding sentence, and such additional amount, if any, shall be accounted for and distributed in accordance with the provisions of this Plan as part of the Deferred Compensation Account.

        5.2     Adjustments of Interest to the Account.   As of the last day of each Plan Year and at such other times as determined by the Committee in its sole discretion, for so long as there is any amount remaining in the Participant’s Deferred Compensation Account, the Deferred Compensation Account shall be credited with an amount equal to the Interest Rate Credit multiplied by the value of the Deferred Compensation Account on the last adjustment date, less any payments made from the Account since such adjustment date. If the adjustment occurs more often than annually, the Interest Rate Credit that shall be pro rated based on the ratio of the number of days since the last adjustment over 360 days. The Deferred Compensation Account shall be adjusted to the date payment is made under Sections 5.3, 5.4 or 5.5.

        5.3     Separation from Service.   In the event of the Participant’s separation from service under Section 4.2(a), the Company shall pay to the Participant the value of the Participant’s Deferred Compensation Account, as adjusted as provided in Section 5.2, in a single lump sum on the later of:

a.	the earliest date that payment is permitted as the result of a separation from service under Section 409A of the Code and guidance issued thereunder (but no later than the date that is six months and one day after the Participant’s separation from service); or

b.	the first day of the first fiscal year of the Company in which the Participant is not a “covered employee” as defined in Section 162(m) of the Code.

        5.4     Disability.   In the event of the Participant’s Disability, the Company shall pay to the Participant the value of the Participant’s Deferred Compensation Account, as adjusted as provided in Section 5.2, on the 60th day after the date of the Participant’s Disability. If as a result of the Disability the Participant is unable to apply such payment to the Participant’s own interest and advantage, the Company or provider or payor of the benefit shall make any such payment or payments due the Participant under the terms of the Plan in accordance with the written directions of the Spouse (or if the Spouse is unable to so act, the person or entity established, to the reasonable satisfaction of the Company and its legal counsel, to have the legal authority to act on behalf of the Participant with respect to such matters following his Disability), and the Company and provider and payor shall be relieved of any further liability upon payment of any amounts due hereunder at the direction of the Spouse (or such other person or entity).

        5.5     Death of Participant; Death of Spouse.   In the event of the Participant’s death before the Participant’s Deferred Compensation Account is paid, the Company shall pay the Participant’s Deferred Compensation Account, as adjusted as provided in Section 5.2, to the Spouse on the 60th day after the date of the Participant’s death. If the Spouse dies prior to the Participant, upon the death of the Participant, the Deferred Compensation Account shall be paid to the Participant’s estate.

ARTICLE 6.   Claims Review

        6.1     Claims Procedure and Review.   The Participant or Spouse (the “claimant”) may make a claim for payment of the Participant’s Deferred Compensation Account Plan within the time and in the manner described herein. Such claim shall be made within 60 days after the claim arises by filing a written request with the Vice President of Human Resources of the Company, on behalf of the Committee. The Committee shall determine the claim within a reasonable time after the receipt of the written claim. Notice of the Committee’s decision shall be communicated to the claimant in writing. If the claim is denied, the notice shall include the specific reasons for the denial (including reference to pertinent Plan provisions), a description of any additional material or information necessary for the Committee to reconsider the claim, the reasons for any of such additional material or information, and an explanation of the review procedure.

        6.2     Appeal.   The Participant, Spouse or his or her duly authorized representative may, within 90 days after receiving such written notice, request the Board of the Company to review the Committee’s decision. The Board shall afford the claimant a hearing and the opportunity to review all pertinent documents and submit issues and comments orally and in writing and shall render a review decision in writing within 150 days after receipt of request for review. The review proceeding shall be conducted in accordance with the rules and regulations adopted from time to time by the Board.

ARTICLE 7.   Amendment and Termination

        The Committee hereby reserves the right to amend, modify, and/or terminate the Plan at any time subject to ratification by the Board. However, except as provided in the next sentence, no such amendment or termination shall in any manner adversely affect the rights or benefits of the Participant previously accrued herein without the consent of the Participant. Notwithstanding the preceding sentence, if and to the extent that any provision of the Plan does not comply with Section 409A of the Code (and is not otherwise subject to any transition rules applicable under Section 409A of the Code on the date payment is due) such provision shall be administered and interpreted in a manner consistent with the requirements of Section 409A of the Code; if and solely to the extent that any such provision does not comply with Section 409A of the Code, the Company shall have the authority, without the consent of the Participant, to amend the Plan with respect to that provision to the extent the Company determines necessary to avoid any portion of the Deferred Compensation Account payable to the Participant under the Plan being either retroactively included in taxable income for any taxable period prior to the actual payment to the Participant or subject to the excise tax under Section 409A of the Code.

ARTICLE 8.   Miscellaneous

        8.1.     Unfunded Plan.   The Plan is intended to be an unfunded plan maintained primarily to provide nonqualified deferred compensation to the Participant, and is further intended to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.

        8.2.     Unsecured General Creditor.   The Company’s obligation under this Plan shall be that of an unfunded and unsecured promise to pay money in the future. The Participant and the Participant’s beneficiaries, heirs, successors, and assigns shall be and remain unsecured general creditors of the Company with respect to any payments under this Plan. The Company may set aside assets, including as provided in Section 8.3 below, and may purchase annuity contracts or insurance policies, to fund its obligations under this Plan, provided, however, that the Participant and the Participant’s Spouse, successors, and assigns shall have no secured legal or equitable rights, interest or claims in any such assets, policies, contracts, or the proceeds therefrom.

        8.3.     Costs of the Plan.   All costs of implementing and administering the Plan, and all costs incurred in providing the benefits described herein, shall be borne by the Company.

        8.4     Tax Withholding.   The Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy Federal, state, and local tax withholding requirements, or to deduct from all payments made from the Participant’s Deferred Compensation Account pursuant to the Plan amounts sufficient to satisfy such withholding requirements.

        8.5.     Notices.   All notices or elections given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered, mailed or faxed to any such party at its address below:

In the case of Valspar:

The Valspar Corporation
Attention: Vice President, Human Resources
1101 Third Street South
Minneapolis, MN 55415

In the case of the Participant:

Mr. Richard M. Rompala
4848 West Lake Harriet Parkway
Minneapolis, MN 55410

        Either party may, by notice hereunder, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the second business day thereafter or when it is actually received, whichever is sooner.

        8.6.     Nontransferability.   The Participant’s rights to benefits provided hereunder may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In no event shall the Company make any payment under the Plan to any assignee or creditor of the Participant or to any assignee or creditor of the Spouse.

        8.7.     Successors.   All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

        8.8.     Severability.   In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

        8.9.     Applicable Law.   To the extent not preempted by federal law, the Plan shall be governed by and construed in accordance with the laws of the state of Minnesota.

The Valspar Corporation	Participant

/s/ Gary Gardner	/s/ Richard M. Rompala

Gary Gardner, Vice President, Human Resources	Richard M. Rompala